EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”), dated November 1, 2017, is between the following parties:

●	MamaMancini’s Holdings, Inc., a Nevada corporation (“Parent”);

●	MMMB Acquisition, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent; and

●	Joseph Epstein Food Enterprises (“JEFE”), a New Jersey corporation and wholly-owned subsidiary of Appetizers Made Easy, Inc.

RECITALS

A.	Upon the terms and subject to the conditions of this Agreement and in accordance with the Nevada Revised Statutes (“NRS”) and the New Jersey Revised Statutes (“NJRS”), Parent, MMMB, and JEFE intend to enter into a merger transaction.

B.	The Board of Directors of Appetizers Made Easy, Inc., took the following action in its capacity as controlling shareholder of JEFE:

●	approved this Agreement (and all other transactions contemplated by it).

C.	The Board of Directors of Parent took the following actions:

●	determined the merger is consistent with the long-term business strategy of Parent, and in the best interests of Parent and its stockholders;

●	approved this Agreement (and all other transactions contemplated by it);

●	adopted a resolution declaring the merger advisable; and

●	cancelled certain indebtedness between Parent and JEFE and assumption of all accounts payable and accrued expenses of JEFE to third parties (including all related party loans and loans which are either secured or guaranteed by Carl Wolf, Parent’s Chief Executive Officer).

D.	The Board of Directors of MMMB took the following actions:

●	determined the merger is consistent with the long-term business strategy of MMMB, and in the best interests of MMMB and its stockholders;

●	approved this Agreement (and all other transactions contemplated by it);

●	adopted a resolution declaring the merger advisable; and

●	recommended the stockholders of MMMB adopt this Agreement.

E.	The Board of Directors of JEFE took the following actions:

●	determined the merger is consistent with the long-term business strategy of JEFE, and in the best interests of JEFE and its stockholders;

●	approved this Agreement (and all other transactions contemplated by it);

●	adopted a resolution declaring the merger advisable; and

●	recommended the stockholders of JEFE adopt this Agreement.

NOW, THEREFORE, in consideration of the covenants, promises, and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

1.1.	The Merger. Pursuant to this Agreement and the applicable provisions of the NRS and NJRS, JEFE will merge with MMMB. MMMB will emerge from the transaction as the surviving entity (the “Surviving Company”), and will continue as a wholly-owned subsidiary of Parent.

1.2.	Closing and Effective Time. The closing of the merger and other transactions contemplated by this Agreement (the “Closing”) will occur at Parent’s offices at 25 Branca Road, East Rutherford, NJ, 07073, on November 1, 2017, or such other time and date to be specified by the parties. On the Closing date, the parties will consummate the merger by:

(a)	signing and dating the Agreement;

(b)	filing a certificate of merger (in the form attached as Exhibit A) with the Secretary of State of Nevada, in accordance with the NRS; and

(c)	filing a certificate of merger (in the form attached as Exhibit B) with the New Jersey Secretary of State, in accordance with the NJRS.

The merger shall be fully effective when the certificates of merger are accepted by the Secretaries of State of both New Jersey and Nevada (the “Effective Time”). The parties may delay the Effective Time by specifying an alternate date of effectiveness in the certificates of merger.

1.3.	Effect of the Merger.

(a)	At the Effective Time. The NRS and NJRS will govern the effect of the merger. Unless provided otherwise in the Agreement, the following actions will occur:

(i)	all the property, rights, privileges, powers, and franchises of JEFE shall vest in the Surviving Company; and

(ii)	all debts, liabilities, and duties of JEFE will become the debts, liabilities, and duties of the Surviving Company.

(b)	Prior to or at the Effective Time.

(i)	Encumbrances. The properties and assets of JEFE must be rendered free and clear of all encumbrances, charges, claims, equitable interests, liens, options, pledges, security interests, mortgages, rights of first refusal, or restrictions of any kind and nature.

(ii)	Liabilities. The properties and assets of JEFE need not be rendered free and clear of such liabilities, accounts payable, debts, adverse claims, duties, responsibilities and obligations of every kind or nature, whether accrued or unaccrued, known or unknown, direct or indirect, absolute, contingent, liquidated or unliquidated and whether arising under, pursuant to or in connection with any contract, tort, strict liability or otherwise of JEFE which are described in Sections 3.5(b) and 3.7.

1.4.	Articles of Incorporation; Bylaws. As of the Effective Time, the Articles of Incorporation and Bylaws of MMMB (as in effect immediately prior to the Effective Time) shall be the Articles of Incorporation and Bylaws of the Surviving Company.

1.5.	MMMB Board of Directors and Management.

(a)	Unless otherwise determined by Parent and MMMB prior to the Effective Time, the Board of Directors of MMMB immediately prior to the Effective Time shall be the Board of Directors of the Surviving Company after the Effective Time, each to hold the office of a Director of the Surviving Company in accordance with the provisions of the NRS and the Articles of Incorporation and Bylaws of the Surviving Company until their successors are duly elected and qualified.

(b)	Unless otherwise determined by Parent and MMMB prior to the Effective Time, the officers of MMMB immediately prior to the Effective Time shall be the officers of the Surviving Company at and after the Effective Time, each to hold office in accordance with the provisions of the Articles of Incorporation and Bylaws of the Surviving Company.

1.6.	Effect on Equity. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the merger (and without any further action by Parent, MMMB, JEFE, or the holders of any of the following securities of such entities), the following shall occur:

(a)	Ownership of JEFE Stock. At the Effective Time, JEFE shall issue 100 shares of its common stock to MMMB, which shall comprise 100% of the then issued and outstanding stock of JEFE.

(b)	Cancellation of JEFE Stock. At the Effective Time, all shares of JEFE stock outstanding prior to the Effective Time shall be cancelled.

1.7.	Rights of JEFE Stockholders.

(a)	At the Effective Time, all rights of JEFE stockholders will terminate, and any JEFE shares which were outstanding prior to the Effective Time will be cancelled without the need for further action on the part of any party. In any matters relating to such JEFE stock ownership, MMMB and Parent may rely conclusively upon the records maintained by JEFE containing the names and addresses of the holders of record of JEFE stockholder’s interests at the Effective Time.

1.8.	No Further Ownership Rights in JEFE. The delivery of the merger consideration by Parent and MMMB in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such stockholders of JEFE. After the Effective Time, there shall be no further registration of transfers on the records of Surviving Company of JEFE stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, any evidence of ownership of JEFE stock is presented to Surviving Company for any reason, they shall be cancelled as provided in this ARTICLE I.

1.9.	Tax Treatment. The parties intend for the merger to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The parties adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations (the “Regulations”). Both prior to and after the Closing, each party’s books and records shall be maintained, and all federal, state, and local income tax returns (and schedules thereto) shall be filed in a manner consistent with the merger being qualified as a reverse triangular merger under Section 368(a)(2)(E) of the Code (and comparable provisions of any applicable state or local laws), except to the extent the merger is determined in a final administrative or judicial decision not to qualify as a reorganization within the meaning of Code Section 368(a).

1.10.	Payments to Public Officials. Not with standing anything to the contrary in ARTICLE I, neither Parent, MMMB, JEFE, nor Surviving Company shall be liable to a holder of any stock of JEFE prior to the Effective Time for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat, or similar applicable law.

1.11.	Taking of Necessary Action; Further Action. If, after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company (or its successor in interest) with full right, title, and possession to all assets, property, rights, privileges, powers, and franchises of JEFE, the officers and directors of Parent and the Surviving Company will be fully authorized (in the name of JEFE and otherwise) to take all such necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF JEFE

Except as set forth in the schedules attached to this Agreement, JEFE hereby represents and warrants to MMMB and Parent that the statements contained in this ARTICLE II are true and correct.

2.1.	Organization, Qualification and Subsidiaries. JEFE is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. JEFE has no subsidiaries other than JEFE and does not have an equity interest in any other firm, partnership, association or other entity. JEFE is duly qualified to transact business as a foreign corporation and is in good standing under the applicable laws of each jurisdiction where the location of its properties or the conduct of its business makes such qualification necessary, except where the failure to be so qualified would not have an JEFE Material Adverse Effect (as defined in Section 2.3 below).

2.2.	Authorization, Enforcement. JEFE has the requisite corporate power and authority to conduct its business as presently conducted and to enter into and to consummate the merger. The execution and delivery of this Agreement by JEFE and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of JEFE and no further consent or action is required by JEFE, other than the Required Approvals (as defined in Section 2.3 below) and the approval of JEFE’s stockholders and the approval of the stockholders of MMMB of the merger and the amendments to their respective certificates/articles of incorporation (the “Approvals”). This Agreement, when executed and delivered in accordance with the terms hereof, will constitute the valid and binding obligation of JEFE enforceable against JEFE in accordance with its terms, subject to the Approvals, applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar applicable laws affecting creditors’ rights and remedies generally and general principles of equity.

2.3.	No Conflicts. The execution, delivery, and performance of this Agreement by JEFE and the consummation by JEFE of the merger do not and will not:

(a)	conflict with or violate any provision of JEFE’s Certificate of Incorporation or Bylaws;

(b)	conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation (with or without notice or lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing JEFE debt or otherwise) or other understanding to which JEFE is a party or by which any material property or asset of JEFE is bound or affected (subject to obtaining the Approvals and the filing with the Secretary of State of its state of incorporation of a certificate of merger (collectively, the “Required Approvals”)); or

(c)	result in a violation of any applicable law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority as currently in effect to which JEFE is subject (including federal and state securities laws and regulations), or by which any material property or asset of JEFE is bound or affected.

Material Adverse Effect. Execution of this Agreement may cause a conflict in the case of clauses (a) and (b) if a change of circumstances gives rise to a material adverse effect. A material adverse effect constitutes circumstances which, individually or in the aggregate, would:

(i)	materially and adversely affect the legality, validity, or enforceability of the merger;

(ii)	have or result in a material adverse effect on the operations, assets, business, or condition (financial or otherwise) of JEFE; or

(iii)	materially and adversely impair JEFE’s full and timely performance of its obligations under this Agreement.

The occurrence of (i), (ii), or (iii), would constitute a “JEFE Material Adverse Effect.”

Circumstances Not Constituting a Material Adverse Effect. Any adverse change, event, or effect caused primarily by the conditions generally affecting the United States economy, or by conditions generally effecting the food industry, will not constitute a JEFE Material Adverse Effect.

2.4.	Filings, Consents, and Approvals. JEFE is not required to obtain any consent, waiver, authorization, or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other person in connection with the execution, delivery and performance by JEFE of this Agreement, other than the Required Approvals.

2.5.	Capitalization. As of the date of this Agreement and as of immediately before the Effective Time, JEFE’s outstanding capital is as set forth on Schedule 2.5. Except as described in Schedule 2.6, there are no outstanding options, warrants, scrip rights to subscribe to, calls, or commitments of any character whatsoever relating to, or exchangeable for, or giving any person any right to subscribe for or acquire, any interest in JEFE, or contracts, commitments, understandings or arrangements by which JEFE is or may become bound to issue additional interest in JEFE or rights convertible or exchangeable into any interest in JEFE.

2.6.	Contracts and Commitments.

(a)	Schedule 2.6 lists the following agreements, whether oral or written, to which JEFE is a party, which are currently in effect, and which relate to the operation of JEFE’s business:

(i)	collective bargaining agreement or contract with any labor union;

(ii)	bonus, pension, profit sharing, retirement or other form of deferred compensation plan;

(iii)	hospitalization insurance or other welfare benefit plan or practice, whether formal or informal;

(iv)	stock purchase or stock option plan;

(v)	contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person;

(vi)	contract, agreement or understanding relating to the voting of JEFE stock or the election of the Board of Directors of JEFE;

(vii)	agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of JEFE;

(viii)	guaranty of any obligation for borrowed money or otherwise;

(ix)	lease or agreement under which JEFE is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $25,000;

(x)	lease or agreement under which JEFE is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $10,000;

(xi)	contract which prohibits JEFE from freely engaging in business anywhere in the world;

(xii)	license agreement or agreement providing for the payment or receipt of royalties or other compensation by JEFE in connection with intellectual property rights held by JEFE;

(xiii)	contract or commitment for capital expenditures in excess of $50,000;

(xiv)	agreement for the sale of any capital asset; or

(xv)	other agreement which is either material to JEFE’s business or was not entered into in the ordinary course of business.

(b)	To JEFE’s knowledge:

(i)	JEFE has performed all obligations required to be performed by it in connection with the contracts or commitments required to be disclosed in Schedule 2.6 hereto and is not in receipt of any claim of default under any contract or commitment required to be disclosed under such caption;

(ii)	JEFE has no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed under such caption; and

(iii)	JEFE has no knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed under such caption.

2.7.	Affiliate Transactions. Except as set forth in Schedule 2.7, and other than pursuant to this Agreement, no officer, Director or employee of JEFE, or any member of the immediate family of any such officer, Managing Member or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 5% of the stock of which is beneficially owned by any of such persons) (collectively “JEFE Insiders”), has any agreement with JEFE (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of JEFE (other than ownership of stock in JEFE). Except as set forth on Schedule 2.7, JEFE is not indebted to any JEFE Insider (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses) and no JEFE Insider is indebted to JEFE (except for cash advances for ordinary business expenses). None of the JEFE Insiders has any direct or indirect interest in any competitor, supplier or customer of JEFE or in any person, firm or entity from whom or to whom JEFE leases any property, or in any other person, firm or entity with whom JEFE transacts business of any nature. For purposes of this Section 2.7 the stockholders of the immediate family of an officer, director or employee shall consist of the spouse, parents, children and siblings of such officer, director or employee.

2.8.	Financial Statements. JEFE has provided Parent and MMMB with financial statements for the period ending June 30, 2017. The financial statements of JEFE, together with the related notes thereto, present fairly, in all material respects, the financial position of JEFE as of the dates specified and the results of its operations and changes in financial position for the periods covered thereby. Such audited financial statements and related notes were prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”) throughout the period indicated except as may be disclosed in the notes thereto. Except as required to be set forth in such financial statements, or on Schedule 2.8, JEFE has no material liabilities of any kind, whether accrued, absolute, contingent or otherwise or entered into any material transactions or commitments.

2.9.	Taxes. JEFE has filed, on a timely basis, each federal, state, local, and foreign tax return which is required to be filed by it, or has requested an extension therefore, and has paid all taxes and all related assessments, penalties and interest shown on such tax returns to the extent that the same have become due and are not being contested in good faith.

2.10.	Litigation. Other than as set forth on Schedule 2.10, there is no action, suit, inquiry, notice of violation, proceeding, investigation pending or, to the knowledge of JEFE, threatened against or affecting JEFE or its properties before or by any court, arbitrator, governmental, or administrative agency or regulatory authority (federal, state, county, local or foreign) which:

(a)	materially adversely affects or challenges the legality, validity, or enforceability of this Agreement; or

(b)	would, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a JEFE Material Adverse Effect.

JEFE is not nor has it ever been the subject of any action involving a claim of violation of or liability under federal or state securities laws. There has not been, and to the knowledge of JEFE, there is not pending or contemplated, any investigation by the SEC or any other governmental authority involving JEFE.

2.11.	Compliance. JEFE is not:

(a)	in violation of its Articles of Incorporation or Bylaws;

(b)	in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by JEFE under), nor has JEFE received notice of a claim that it is in default under or that it is in violation of, any material indenture, loan or credit agreement or any other material agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), which default or violation would have or result in a JEFE Material Adverse Effect;

(c)	in violation of any order of any court, arbitrator or governmental body; or

(d)	in violation of any statute, rule or regulation of any governmental authority, except in each case as would not, individually or in the aggregate, have or result in a JEFE Material Adverse Effect.

2.12.	Regulatory Permits. JEFE possesses or has applied for all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its business, except where the failure to possess such permits would not, individually or in the aggregate, have a JEFE Material Adverse Effect (“Material Permits”), and JEFE has not received any notice of proceedings relating to the revocation or modification of any Material Permit.

2.13.	Properties. JEFE does not hold any real property in fee simple. JEFE has good and marketable title to all other property (personal, tangible and intangible) owned by it, free and clear of all security interests, liens and encumbrances, except those that:

(a)	do not materially interfere with the use made of such property by JEFE;

(b)	for such imperfections of title and encumbrances that would not have an JEFE Material Adverse Effect; or

(c)	for liens that are not yet due and payable.

2.14.	Intellectual Property. JEFE owns all rights, title, and interest in, or possesses adequate and enforceable rights to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, rights, licenses, franchises, trade secrets, confidential information, processes, formulations, software and source and object codes necessary for the conduct of JEFE business (collectively, the “Intangibles”), except to the extent that the failure to own or possess adequate rights to such Intangibles would not have an JEFE Material Adverse Effect. To its the knowledge, JEFE has not infringed upon the rights of others with respect to the Intangibles and JEFE has not received written notice that it has or may have infringed or is infringing upon the rights of others with respect to the Intangibles, or any written notice of conflict with the asserted rights of others with respect to the Intangibles, which infringement or conflict, if the subject of an unfavorable decision, would have an JEFE Material Adverse Effect.

2.15.	Insurance. The insurance policies owned and maintained by JEFE that are material to JEFE are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that JEFE is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and JEFE has received no notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

2.16.	No Undisclosed Liabilities. Except as reflected in the balance sheet of June 30, 2017 (the “JEFE Balance Sheet”) contained in the audited and reviewed financial statements referenced in Section 2.9, or as otherwise disclosed on Schedule 2.16, JEFE has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) except those arising after June 30, 2017, in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

2.17.	Environmental Matters. None of the operations of JEFE involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent.

2.18.	Material Changes. Except for this merger transaction and such other transactions as are set forth on Schedule 2.18, since June 30, 2017:

(a)	there has been no event, occurrence or development that has had a JEFE Material Adverse Effect;

(b)	JEFE has not incurred any liabilities (contingent or otherwise) other than:

(i)	trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice; and

(ii)	liabilities not required to be reflected in JEFE financial statements pursuant to GAAP;

(c)	JEFE has not altered its method of accounting or the identity of its auditors;

(d)	JEFE has not declared or made any dividend or distribution of cash or other property to its stockholders except in the ordinary course of business consistent with prior practice, or purchased, redeemed or made any agreements to purchase or redeem any stock except consistent with prior practice; and

(e)	JEFE has not issued any stock to any officer, director or affiliate, except pursuant the conversion or exercise of outstanding JEFE securities.

2.19.	Full Disclosure. The representations and warranties of JEFE contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which JEFE has knowledge that has not been disclosed to Parent pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a JEFE Material Adverse Effect or materially adversely affect the ability of JEFE to consummate in a timely manner the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MMMB

Each of Parent and MMMB, jointly and severally, hereby represents and warrants to JEFE and JEFE that the statements contained in this ARTICLE III are true and correct.

3.1.	Organization of Parent and MMMB.

(a)	Each of Parent and MMMB is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation; has the power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Parent Material Adverse Effect. As used in this Agreement, the term “Parent Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Parent and MMMB as a whole or on the ability of Parent to consummate the transactions contemplated by this Agreement; provided, however, that any adverse change, event or effect that is demonstrated to be caused primarily by the conditions generally affecting the United States economy shall be deemed not to be a Parent Material Adverse Effect.

(b)	Parent has delivered or made available to JEFE a true and correct copy of the Articles of Incorporation and Bylaws of each of Parent and MMMB, each as amended to date, and each such instrument is in full force and effect. Neither Parent nor MMMB is in violation of any of the provisions of any of its governing instruments.

3.2.	Capital Structure. As of the date of this Agreement, the authorized capital stock of Parent consists of 250,000,000 shares of Parent Common Stock of which there were 28,933,248 shares issued and outstanding as of the date hereof and 20,000,000 shares of preferred stock of which there were 23,400 shares issued and outstanding as of the date hereof. All outstanding shares of Parent and MMMB are duly authorized, validly issued, fully paid and non-assessable, were issued in compliance with applicable securities laws and are not subject to preemptive rights created by statute, the Certificate/Articles of Incorporation or Bylaws of Parent and MMMB, respectively or any agreement or document to which Parent or MMMB is a party or by which it is bound.

3.3.	Obligations with Respect to Capital Stock. Other than as set forth on Schedule 3.3, there are no equity securities, partnership interests or similar ownership interests of any class of Parent, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. There are no equity securities, partnership interests or similar ownership interests of any class of Parent, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding.

3.4.	Authority.

(a)	Each of Parent and MMMB has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary company action on the part of each of Parent and MMMB, subject only to the adoption of this Agreement by MMMB’s Board of Directors and the filing and recordation of the certificates of merger pursuant to the NRS and NJRS. This Agreement has been duly executed and delivered by each of Parent and MMMB and, assuming the due authorization, execution and delivery by JEFE, constitutes the valid and binding obligation of each of Parent and MMMB, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws and general principles of equity.

(b)	The execution and delivery of this Agreement by each of Parent and MMMB, do not, and the performance of this Agreement by each of Parent and MMMB, will not:

(i)	conflict with or violate the Articles of Incorporation or Bylaws of Parent, or the Certificate of Incorporation or Bylaws of MMMB, respectively (collectively, the “Parent Charter Documents”);

(ii)	subject to compliance with the requirements set forth in Section 3.4(d) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or MMMB, respectively, or by which its or any of their respective properties is bound or affected; or

(iii)	result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair any of, Parent's or MMMB' rights or alter the rights or obligations of any third party under, or to Parent's knowledge, give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or MMMB, respectively, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any of Parent or MMMB is a party or by which Parent or MMMB, or any of their respective properties are bound or affected.

(c)	No consent, approval, order, or authorization of, or registration, declaration or filing with any governmental entity is required by or with respect to any of Parent or MMMB in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for:

(i)	the filing of certificates of merger with the Secretaries of State of Nevada and New Jersey, respectively;

(ii)	such consents, approvals, orders, authorizations, registrations, declarations, and filings as may be required under applicable federal and state securities laws; and

(iii)	such other consents, authorizations, filings, approvals, and registrations which, if not obtained or made, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect.

3.5.	Parent SEC Filings; Parent Financial Statements.

(a)	The Parent has filed all forms, reports, and documents required to be filed with the SEC. All such required forms, reports, and documents (including the financial statements, exhibits and schedules thereto and those documents that the Parent may file subsequent to the date hereof) are collectively referred to herein as the “Parent SEC Reports”. As of their respective dates, the Parent SEC Reports:

(i)	were prepared in accordance with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports; and

(ii)	did not, at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)	Each of the financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the “Parent Financials”), including any Parent SEC Reports filed after the date hereof until the Closing, as of their respective dates:

(i)	complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto;

(ii)	was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act); and

(iii)	fairly presented the financial position of the Parent at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.

(c)	The term “Parent Balance Sheet” refers to the balance sheet of the Parent as of June 30, 2017. Except as disclosed in the Parent Financials, the Parent does not have any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Parent, except liabilities:

(i)	provided for in the Parent Balance Sheet; or

(ii)	incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices.

No person who has been suspended or barred from being associated with a registered public accounting firm, or who has failed to comply with any sanction pursuant to Rule 5300 promulgated by the Public Company Accounting Oversight Board, has participated in or otherwise aided the preparation of, or audited, any financial statements, supporting schedules, or other financial data filed by the Parent with the SEC.

3.6.	Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed prior to the date hereof or as contemplated by this Agreement, since the date of the Parent Balance Sheet, Parent has conducted business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been:

(a)	any change that individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect;

(b)	any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or MMMB, whether or not covered by insurance;

(c)	any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of Parent, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof and except as expressly permitted hereby;

(d)	any event that would constitute a violation of Section 4.1 or Section 4.2 hereof, if such event occurred after the date of this Agreement and prior to the Effective Time; or

(e)	any change by Parent in accounting principles, practices or methods.

3.7.	No Undisclosed Liabilities. Except as reflected in the Parent Financials or as otherwise disclosed on Schedule 3.7, Parent has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) except liabilities which have arisen after the date of the Parent Financials in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim, or lawsuit).

3.8.	Tax Matters. The Parent timely filed all required Tax Returns with the appropriate Taxing Authorities before the Closing Date. These Tax Returns were true, correct, and complete in all material respects. No extension is in effect for Parent with respect to the filing of any Tax Return, the payment of any Taxes, or any limitation period regarding the assessment or collection of any Taxes. Parent has paid in full all Taxes which have become due and payable on or before the Closing Date (whether or not shown on any Tax Return). Adequate reserves and accruals have been established to provide for the payment of all Taxes which are not yet due and payable with respect to the Parent through the Closing Date. There are no liens for Taxes upon Parent or MMMB or any of their properties or assets except for Taxes not yet due and payable. Neither Parent nor MMMB has any liability for the Taxes of any other person under Treasury Regulation Section 1.502-6 (or similar provisions of state, local or foreign tax law), as a transferee or successor, by contract, or otherwise. Parent does not have pending any ruling requests filed by it or on its behalf with any Taxing Authority and is not a party to any closing agreement described in Internal Revenue Code Section 7121 (or similar provisions of state, local or foreign law). No deficiency or proposed adjustment for any amount of Tax has been proposed, asserted, assessed or reassessed (as may be applicable) by any Taxing Authority against Parent that has not been paid, settled or otherwise resolved. There is no action, suit, claim, examination, investigation, proceeding or audit now pending, proposed or threatened against Parent with respect to any Taxes. Parent has not been notified by any Taxing Authority that any issues have been raised with respect to any Tax Return. No claim has been made within the past five (5) calendar years by any Taxing Authority in a jurisdiction where Parent did not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Neither Parent nor MMMB is an “investment company” within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.

As used in this Agreement, “Tax” means any federal, state, province, local or foreign income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, estimated, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, capital stock, social security (or similar), unemployment, disability, severance, stamp, gains, registration, value added, occupation, premium, real property, personal property, profits, windfall profits, environmental, alternative or add-on minimum taxes, custom duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority whether disputed or not.

As used in this Agreement, “Tax Return” is defined as any return, declaration, report, claim for refund, information return, statement or other document (including any related or supporting information, schedule, attachment and any amendment thereof) filed or required to be filed with any federal, state, province, local or foreign governmental entity or other authority (a “Taxing Authority”) in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

3.9.	Contracts and Commitments.

(a)	Other than as disclosed in the Parent’s filings with the U. S. Securities and Exchange Commission, Schedule 3.9 hereto lists the following agreements, whether oral or written, to which Parent or MMMB is a party, which are currently in effect, and which relate to the operation of Parent’s business, or where applicable, the business of MMMB:

(i)	collective bargaining agreement or contract with any labor union;

(ii)	bonus, pension, profit sharing, retirement or other form of deferred compensation plan;

(iii)	hospitalization insurance or other welfare benefit plan or practice, whether formal or informal;

(iv)	stock purchase or stock option plan;

(v)	contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person;

(vi)	confidentiality agreement;

(vii)	contract, agreement or understanding relating to the voting of Parent Common Stock or the election of directors of Parent;

(viii)	agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of Parent or MMMB;

(ix)	guaranty of any obligation for borrowed money or otherwise;

(x)	lease or agreement under which Parent or MMMB is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $25,000;

(xi)	lease or agreement under which Parent or MMMB is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $25,000;

(xii)	contract which prohibits Parent or MMMB from freely engaging in business anywhere in the world;

(xiii)	license agreement or agreement providing for the payment or receipt of royalties or other compensation by Parent or MMMB in connection with any intellectual property rights;

(xiv)	contract or commitment for capital expenditures in excess of $50,000;

(xv)	agreement for the sale of any capital asset;

(xvi)	contract with MMMB any affiliate thereof which in any way relates to Parent (other than for employment on customary terms); or

(xvii)	other agreement which is either material to Parent’s business or was not entered into in the ordinary course of business.

(b)	To Parent’s knowledge:

(i)	Parent and MMMB performed all obligations required under the contracts or commitments detailed in Schedule 3.9;

(ii)	neither Parent nor MMMB are in receipt of any claim of default under any contract or commitment required to be disclosed under such caption; and

(iii)	Parent and MMMB, where applicable, have no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed under such caption.

Parent has no knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed under such caption.

3.10.	Reserved.

3.11.	Compliance; Permits; Restrictions.

(a)	Neither Parent nor MMMB is in conflict with, or in default or violation of:

(i)	any law, rule, regulation, order, judgment or decree applicable to Parent or MMMB or by which it or any of its properties are bound or affected; or

(ii)	any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or MMMB is a party or by which Parent or MMMB or its or any of their respective properties is bound or affected except for those conflicts, defaults or violations which would not be reasonably expected to have a Parent Material Adverse Effect.

(b)	To Parent’s knowledge, no investigation or review by any governmental entity is pending or threatened against Parent or MMMB, nor has any governmental entity indicated in writing an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon Parent or MMMB which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or MMMB, any acquisition of material property by Parent or MMMB or the conduct of business by Parent as currently conducted.

(c)	Parent and MMMB hold all permits, licenses, variances, exemptions, orders, and approvals from Governmental Entities which are necessary to the conduct of the business of Parent except those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect, (collectively, the “Parent Permits”). Parent and MMMB are in compliance in all material respects with the terms of the Parent Permits.

3.12.	Litigation. There is no action, suit, proceeding, claim, arbitration, or investigation pending, including derivative suits brought by or on behalf of Parent, or as to which Parent or MMMB has received any written notice of assertion nor, to Parent’s knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Parent or MMMB seeking to delay, limit or enjoin the transactions contemplated by this Agreement or which might reasonably be expected to have a Parent Material Adverse Effect.

3.13.	Brokers’ and Finders’ Fees. Neither Parent nor MMMB has incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.14.	Employees.

(a)	MMMB does not now have, nor has it ever had at any time, any employees.

(b)	Except as otherwise set forth in Schedule 3.14, or as contemplated by this Agreement, to the knowledge of Parent, neither any executive employee of Parent nor any group of Parent’s employees has any plans to terminate his, her or its employment.

(c)	Parent has no material labor relations problem pending and its labor relations are satisfactory.

(d)	There are no workers’ compensation claims pending against Parent nor is Parent aware of any facts that would give rise to such a claim.

(e)	To the knowledge of Parent, no employee of Parent is subject to any secrecy or non-competition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of Parent.

(f)	No employee or former employee of Parent has any claim with respect to any intellectual property rights of Parent.

3.15.	Affiliate Transactions. Except as set forth in the Parent’s filings with the U.S. Securities and Exchange Commission or in Schedule 3.15 (and other than pursuant to this Agreement), no officer, director or employee of Parent, MMMB, or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively “Parent Insiders”), has any agreement with Parent (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Parent (other than ownership of capital stock of Parent). Parent is not indebted to any Parent Insider (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses) and no Parent Insider is indebted to Parent) except for cash advances for ordinary business expenses, in each case in an amount less than $1,000). None of the insiders has any direct or indirect interest in any competitor, supplier or customer of Parent or in any person, firm or entity from whom or to whom Parent leases any property, or in any other person, firm or entity with whom Parent transacts business of any nature. For purposes of this Section 3.15, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents and children of such officer, director or employee.

3.16.	Books and Records. The books of account, minute books, stock record books, and other records of Parent and MMMB have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. At the Closing, all of Parent’s records will be in the possession of Parent.

3.17.	Real Property. Neither Parent nor MMMB owns any real property. Schedule 3.17 contains an accurate list of all leaseholds and other interests of Parent and MMMB in any real property. Parent and MMMB have good and valid title to those leaseholds and other interests free and clear of all liens and encumbrances, and the real property to which those leasehold and other interests pertain constitutes the only real property used in Parent’s business.

3.18.	Insurance. The insurance policies owned and maintained by Parent that are material to Parent are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that Parent is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and Parent has received no notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

3.19.	Environmental Matters. None of the operations of Parent or MMMB involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent.

3.20.	Absence of Liens and Encumbrances. Each of Parent and MMMB has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens and encumbrances except:

(a)	as reflected in the Parent Financial Statements;

(b)	for liens for taxes not yet due and payable; and

(c)	for such imperfections of title and encumbrances, if any, which would not be reasonably expected to have a Parent Material Adverse Effect.

3.21.	Board Approval. The Board of Directors of Parent and MMMB:

(a)	determined that the merger is fair to, advisable and in the best interests of it and its stockholders or members;

(b)	approved the merger consideration; and

(c)	duly approved the merger, this Agreement, and the transactions contemplated hereby.

3.22.	Reserved.

3.23.	Disclosed Information. None of the information supplied or to be supplied by Parent or MMMB, or any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.24.	Investigations and Inquiries. Nether Parent, MMMB nor any of its respective directors, officers or managing members is the subject of any investigation, inquiry or proceeding before the Securities Exchange Commission or any state securities commission or administrative agency.

3.25.	Foreign Corrupt Practices. Neither the Parent nor MMMB, nor to the Parent’s knowledge, any director, officer, managing member, agent, employee or other Person acting on behalf of the Parent has, in the course of its actions for, or on behalf of, the Parent or MMMB:

(a)	used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity;

(b)	made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds;

(c)	violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or

(d)	made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.26.	Sarbanes-Oxley Act. Other than as set forth on Schedule 3.26, the Parent is either in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof or any elements of non-compliance.

3.27.	Patriot Act. To the extent applicable, both the Parent and MMMB are in compliance, in all material respects, with the following federal laws:

(a)	Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto; and

(b)	Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

3.28.	Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Parent and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Parent in its 1934 Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Parent Material Adverse Effect.

3.29.	Investment Company Status. Both Parent and MMMB are not (and, upon sale of the Securities, will not be) “investment companies,” companies controlled by an “investment company,” or an “affiliated person” of, or “promoter,” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

3.30.	Full Disclosure. The representations and warranties of Parent and MMMB contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which Parent has knowledge that has not been disclosed to JEFE pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on Parent or MMMB or materially adversely affect the ability of Parent or MMMB to consummate in a timely manner the transactions contemplated hereby.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1.	Conduct of Business by the Parties. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to ARTICLE VIII or the Effective Time, except as contemplated by this Agreement or the transactions contemplated hereby and thereby, each of JEFE, MMMB, and Parent shall conduct their respective businesses in the ordinary course and in substantial compliance with all applicable laws and regulations, pay their respective debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due subject to good faith disputes over such obligations, and use their commercially reasonable efforts consistent with past practices and policies to:

(a)	preserve intact their present business organization;

(b)	keep available the services of each of their present officers and employees, respectively; and

(c)	preserve their relationships with customers, suppliers, distributors, licensors, licensees and others with which each party has business dealings material to their respective business.

4.2.	Covenants of JEFE. Except as disclosed in Schedule 4.2 (or as permitted by the terms of this Agreement), JEFE shall not:

(a)	amend the JEFE Charter Documents (other than as provided herein);

(b)	split, combine or reclassify its outstanding stock;

(c)	declare, set aside or pay any dividend payable in cash, stock or property in respect of any stock;

(d)	take any action that would prevent the merger from qualifying as a reorganization under Section 368(a) of the Code or a qualifying exchange under Section 351 of the Code;

(e)	conduct its business, other than in the ordinary course consistent with past practices;

(f)	issue any stock or any options, warrants or other rights to subscribe for or purchase any stock or any securities convertible into or exchangeable or exercisable for, or rights to purchase or otherwise acquire, any stock of JEFE; or

(g)	directly or indirectly redeem, purchase, sell or otherwise acquire any stock of JEFE.

JEFE will be bound by this restriction under Section 4.2 from the date of this Agreement until the earlier of: (i) termination of this Agreement pursuant to its terms; or (ii) the Effective Time.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1.	Public Disclosure; Securities Law Filings. Parent and JEFE will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the merger or this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law, in which case reasonable efforts to consult with the other party will be made prior to such release or public statement. In addition, Parent and JEFE agree to cooperate in the preparation and filing of all filings required by applicable securities laws, including, without limitation, the merger Form 8-K (as defined in Section 6.1 below), periodic and other reports required by Section 13 of the Exchange Act, and information required by Section 14(f) of the Exchange Act, including Rule 14f-1 promulgated thereunder.

5.2.	Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

5.3.	Commercially Reasonable Efforts; Notification.

(a)	Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by this Agreement, including to accomplish the following:

(i)	causing the conditions precedent set forth in ARTICLE IV to be satisfied;

(ii)	obtaining all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from any federal, state, local, or foreign governmental authority;

(iii)	making all necessary registrations, declarations and filings (including registrations, declarations and filings with governmental entities, if any);

(iv)	avoiding any suit, claim, action, investigation or proceeding by any governmental entity challenging the merger or any other transaction contemplated by this Agreement;

(v)	obtaining all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement;

(vi)	defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and

(vii)	executing or delivering any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b)	Parent shall give prompt notice to JEFE upon becoming aware that any representation or warranty made by it or MMMB contained in this Agreement has become untrue or inaccurate, or of any failure of Parent or MMMB to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, where the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as a result thereof; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(c)	JEFE shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of JEFE to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, where the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as a result thereof; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.4.	Third Party Consents. On or before the Closing Date, Parent, MMMB and JEFE will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

5.5.	JEFE Stockholders’ Written Consent; Materials to Stockholders.

(a)	JEFE shall use commercially reasonable efforts to obtain, in lieu of holding a stockholders meeting, the written consent of the number of JEFE stockholders necessary under its Certificate of Incorporation, Bylaws, and the NJRS to approve this Agreement and the merger.

(b)	JEFE shall as promptly as practicable following the date of this agreement prepare and mail to JEFE’ stockholders all information as may required to comply with the NJRS and the Securities Act.

5.6.	Reserved.

5.7.	Limitation of Liability. Notwithstanding anything to the contrary contained in this Agreement, except as a result of a fraud, or a material misstatement or omission hereunder, perpetrated by any party to this agreement, or their respective successors or affiliates, shall have any liability hereunder from and after the Closing Date.

5.8.	Failure to Fulfill Conditions. In the event that any of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party.

5.9.	Notification of Certain Matters. On or prior to the Effective Date, each party shall give prompt notice to the other party of the following:

(a)	the occurrence (or non-occurrence) of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof in any material respect or, in the case of any representation or warranty given as of a specific date, would be likely to cause any such representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date; and

(b)	any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

5.10.	Access to Information. Each of JEFE, Parent, and MMMB shall afford to the other and the other’s accountants, counsel, financial advisors, and other representatives reasonable access during normal business hours throughout the period prior to the Effective Time to all properties, books, contracts, commitments, and records (including, but not limited to, tax returns) of it and, during such period, shall furnish promptly:

(a)	a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws or filed by it during such period with the SEC in connection with the transactions contemplated by this Agreement or which may have a Parent Material Adverse Effect or JEFE Material Adverse Effect on it; and

(b)	such other information concerning its business, properties and personnel as the other shall reasonably request; provided, however, that no investigation pursuant to this Section shall affect any representation or warranty made herein or the conditions to the obligations of the respective parties to consummate the merger.

All non-public documents and information furnished to any of JEFE, Parent, or MMMB in connection with the transactions contemplated by this Agreement will be deemed received, and must be held in confidence by the recipient.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1.	Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the merger are subject to the satisfaction (at or prior to the Closing Date) of the following conditions:

(a)	No Prohibitive Change of Law. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.

(b)	Approvals. This Agreement shall have been adopted and the merger shall have been duly approved by the stockholders of JEFE and MMMB and Board of Directors of Parent by the requisite vote under applicable law and in accordance with the procedures set forth in their respective Articles/Certificates of Incorporation, By-Laws, the NRS, and the NJRS.

(c)	Order. No governmental entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger.

(d)	Schedules. Each of the parties will deliver to each other complete and accurate schedules to this Agreement, all of which will be approved by the recipient.

(e)	Exhibits. The parties shall mutually agree upon the form and substance of all the exhibits to this Agreement and the appropriate signatories shall have executed and delivered each such document.

(f)	Officers’ Certificate. Each party shall have furnished to the other a certificate of its Chief Executive Officer dated as of the Effective Time, in which such officers shall certify that, to their best knowledge, the conditions set forth in Section 6.2(a) and 6.2(b) or 6.3(a) and 6.3(b) (as applicable) have been fulfilled and are true and correct.

(g)	Readiness of the Form 8-K. The Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by JEFE, and such other information (including financial statements) that may be required to be disclosed with respect to the merger in any report or form to be filed with the SEC shall be, in the opinion of the parties and their respective counsel, in a form reasonably acceptable for filing with the SEC immediately following the Closing. The merger Form 8-K will be prepared by the Parent’s counsel.

(h)	Waiver. Any of the conditions in Sections 6.1(a – g) may be waived if both Parent and JEFE agree to the waiver in a signed writing.

6.2.	Additional Conditions to Obligations of JEFE. The obligation of JEFE to effect the merger shall be subject to the satisfaction (at or prior to the Closing Date) of each of the following conditions:

(a)	Representations and Warranties. The representations and warranties of Parent and MMMB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as if made on and as of the Closing (except to the extent any such representation and warranty expressly speaks only as of an earlier date) and JEFE shall have received a certificate signed on behalf of Parent by the Chief Executive Officer of Parent to such effect.

(b)	Agreements and Covenants. Each of Parent and MMMB shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing, and JEFE shall have received a certificate to such effect signed on behalf of each of Parent and MMMB by an authorized officer of JEFE.

(c)	Consents and Approvals. Parent and MMMB shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of Parent’s or MMMB’ assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting Parent or any license, franchise or permit of or affecting Parent or MMMB.

(d)	No Closing Material Adverse Effect. A Parent Material Adverse Effect has not occurred since the date of execution of this Agreement. For purposes of the preceding sentence and Section 6.2(a), the occurrence of any of the following events or circumstances, in and of themselves and in combination with any of the others, shall not constitute a Parent Material Adverse Effect:

(i)	any litigation or threat of litigation filed or made after the date hereof challenging any of the transactions contemplated herein or any stockholder litigation or threat of stockholder litigation filed or made after the date hereof resulting from this Agreement or the transactions contemplated herein unless JEFE shall conclude that it has or could have a Parent Material Adverse Effect on the Parent and the Surviving Corporation, taken as a whole; and

(ii)	any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the United States economy.

(e)	Other Agreements and Resignations. Each of the officers and directors of JEFE immediately prior to the Closing shall deliver duly executed resignations from their positions with each such applicable corporation immediately upon the Effective Time.

(f)	Compliance with Securities Law Requirements. Parent shall be in compliance in all material respects with all requirements of applicable securities laws, including, without limitation, the filing of reports required by Section 13 of the Exchange Act, and shall have taken all actions with respect thereto as shall be required or reasonably requested by JEFE in connection therewith.

(g)	Waiver. Any of the conditions in Sections 6.1(a – f) may be waived exclusively by JEFE by submitting the waiver in a signed writing.

6.3.	Additional Conditions to the Obligations of Parent and MMMB. The obligations of Parent and MMMB to effect the merger are subject to the satisfaction (at or prior to the Closing Date) of each of the following conditions:

(a)	Representations and Warranties. The representations and warranties of JEFE set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as if made on and as of the Closing (except to the extent any such representation and warranty expressly speaks only as of an earlier date or to the extent such representation and warranty is no longer true on account of transactions contemplated by this Agreement) and Parent shall have received a certificate signed on behalf of JEFE by its president to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 6.3(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a JEFE Material Adverse Effect.

(b)	Agreements and Covenants. JEFE shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received certificates to such effect signed on behalf of JEFE by its authorized officers.

(c)	Receipt and Approval of JEFE Audited Financial Statements. Parent and MMMB shall have received and approved financial statements of JEFE for the period ended June 30, 2017, audited by a PCAOB-registered auditor.

(d)	Completion of Parent and MMMB Due Diligence. Parent and MMMB shall have completed their due diligence review of the operations and financial condition of not later than ten days prior to the Closing.

(e)	Resignation of JEFE Officers and Directors. The Officers and Directors of JEFE tender their resignations from their respective offices, effective as of the Closing.

(f)	No Closing Material Adverse Effect. Since the date hereof, there shall not have occurred a JEFE Material Adverse Effect. For purposes of the preceding sentence and Section 6.3(a), the occurrence of any of the following events or circumstances, in and of themselves and in combination with any of the others, shall not constitute a JEFE Material Adverse Effect:

(i)	any litigation or threat of litigation filed or made after the date hereof challenging any of the transactions contemplated herein or any stockholder litigation or threat of stockholder litigation filed or made after the date hereof resulting from this Agreement or the transactions contemplated herein unless JEFE shall conclude that it has or could have a JEFE Material Adverse Effect on JEFE and the Surviving Company, taken as a whole; and

(ii)	any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the United States economy, or by conditions generally affecting the biotechnology or pharmaceutical industries.

(g)	Waiver. Any of the conditions in Sections 6.1(a – f) may be waived exclusively by Parent by submitting the waiver in a signed writing.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1.	Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the stockholders of JEFE:

(a)	by mutual written consent duly authorized by the Boards of Director of Parent and JEFE; or

(b)	by either Parent or JEFE if the merger shall not have been consummated by December 31, 2017 (such date, being the “Outside Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of, or resulted in the failure of, the merger to occur on or before such date if such action or failure to act constitutes a breach of this Agreement; or

(c)	by either Parent or JEFE if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, ruling or other action shall have become final and non-appealable or any law, order, rule or regulation is in effect or is adopted or issued, which has the effect of prohibiting the merger; or

(d)	by Parent, on the one hand, or JEFE, on the other, if any condition to the obligation of any such party to consummate the merger set forth in Section 6.2 (in the case of JEFE) or 6.3 (in the case of Parent) becomes incapable of satisfaction prior to the Outside Date; provided, however, that the failure of such condition is not the result of a breach of this Agreement by the party seeking to terminate this Agreement.

7.2.	Fees and Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses whether or not the merger is consummated. As used in this Agreement, “Expenses” shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters relating to the closing of the merger and the other transactions contemplated hereby.

7.3.	Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement by the stockholders of JEFE, there shall not be any amendment that by applicable law requires further approval by the stockholders of JEFE without the further approval of such stockholders. This Agreement may not be amended by the parties hereto except by execution of an instrument in writing signed on behalf of each of Parent, JEFE, and MMMB.

7.4.	Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed:

(a)	extend the time for the performance of any of the obligations or other acts of the other parties hereto;

(b)	waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and

(c)	waive compliance with any of the agreements or conditions for the benefit of such party contained herein.

Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1.	Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the day of delivery if delivered personally or sent via telecopy (receipt confirmed) or on the second business day after being sent if delivered by commercial delivery service, to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)	if to Parent or MMMB (prior to Closing):	(b)	if to JEFE (prior to Closing):

MamaMancini’s Holdings, Inc.

25 Branca Road

East Rutherford, NJ 07073

Attn: Carl Wolf, Chief Executive Officer

Phone: (201) 531-1212

With a copy to:

Robert L. B. Diener, Esq.

41 Ulua Place

Haiku, HI 96708

Phone: (808) 573-6163

Fax: (310) 362-8887

Appetizers Made Easy, Inc.

25 Branca Road

East Rutherford, NJ 07073

Attn: Matthew Brown, President

Phone: (201) 531-1212

With a copy to:

Steven B. Greenapple, Esq.
100 East Hanover Avenue, Suite 404

Cedar Knolls, NJ 07927
Phone: (215) 508-5634

Fax: (973) 540-9295

8.2.	Interpretation.

(a)	When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

(b)	For purposes of this Agreement, the term “knowledge” means with respect to a party hereto, with respect to any matter in question, that any of the officers of such party has actual knowledge of such matter.

(c)	For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or governmental entity.

(d)	For purposes of this Agreement, an “agreement,” “arrangement,” “contract,” “commitment” or “plan” shall mean a legally binding, written agreement, arrangement, contract, commitment or plan, as the case may be.

8.3.	Counterparts; Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format or other electronic data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page was an original thereof.

8.4.	Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.5.	Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.6.	Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which t they are entitled at law or in equity. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.7.	Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Newark, New Jersey, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

8.8.	Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.9.	Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.10.	Waiver of Jury Trial. EACH OF PARENT, MMMB, AND JEFE HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MMMB, AND JEFE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

8.11.	Survival of Representations and Warranties. The respective representations, warranties, obligations, agreements and promises of the parties contained in this Agreement and in any exhibit, schedule, certificate or other document delivered pursuant to this Agreement, shall survive for a period of one year following the Closing Date.

IN WITNESS WHEREOF, the parties execute this Agreement through their duly authorized respective officers as of November 1, 2017.

MAMAMANCINI’S HOLDINGS, INC.

By:	/s/ Carl Wolf
Name:	Carl Wolf
Title:	Chief Executive Officer

MMMB ACQUISITION, INC.

By:	/s/ Carl Wolf
Name:	Carl Wolf
Title:	President

JOSEPH EPSTEIN FOOD ENTERPRISES, INC.

By:	/s/ Matthew Brown
Name:	Matthew Brown
Title:	President